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                                                                      EXHIBIT 14


                                                               American National

                            REX D. HEMME, FSA, MAAA
                          Vice President and Actuary
                           Life Product Development

August 5, 1998

Securities and Exchange Commission
450 Fifth Street, N W
Washington D C  20549

Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain Variable Universal Life II insurance policy (the "Policy") that will be offered and sold by American National Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy used in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus included as a part of such Form S-6 Registration Statement.

Very truly yours,

/s/ REX D. HEMME
-------------------------------
Rex D. Hemme, FSA, MAAA
Vice President and Actuary
 Life Product Development


                         American National Insurance Company
                         One Moody Plaza
                         Galveston, TX  77550
                         (409) 766-6627
                         (409) 766-6933   Fax